Exhibit 21

Ideanomics, Inc. Subsidiaries

Name	Place of Incorporation
Medici Motor Works Holding Inc.	US
Intelligenta Ltd.	US
Grapevine Logic, Inc.	US
Delaware Board of Trade Holding, Inc.	US
Tree Technologies Sdn. Bhd.	Singapore
Mobile Energy Global Limited	Cayman
Fintech Village LLC	US
Medici Motor Works Inc.	US
Medici Operation Limited	HK
Seven Stars Energy Ptd. Ltd.	Singapore
Beijing Medici New Energy Automobile Co., Ltd.	PRC
Qingdao Medici New Energy Automobile Co., Ltd.	PRC
Qingdao Chengyang Medici New Energy Automobile Co., Ltd.	PRC
Ordos Yuanke Technology Development Co., Ltd.	PRC
You on Demand (Beijing) Technology Co., Ltd.	PRC
MEG Technology Services Group Limited	HK
M.Y. Products Global Limited	BVI
M.Y. Products Global Holding Limited	BVI
Shanghai Ainengju Investment Management Consulting Co., Ltd.	PRC
Qingdao Ainengju Auto Trading Market Co., Ltd.	PRC
Shanghai Wecast Supply Chain Management Co., Ltd.	PRC
M.Y. Product LLC	US
Guizhou Wide Angle Holdings Co., Ltd.	PRC
Qinglong Wide Angle New Media Co., Ltd	PRC
Shanghai Yiyoukong New Energy Development Co., Ltd	PRC
Qingdao Ainengju Energy Service Co., Ltd	PRC

In accordance with Item 601(b)(21) of Regulation S-K, the company has omitted from this Exhibit the names of its subsidiaries which, considered in the aggregate or as a single subsidiary, do not constitute a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X.